Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. and Carrols Corporation Report Financial Results for the Fourth Quarter & Full Year 2008

Syracuse, New York — (Businesswire) — March 2, 2009 — Carrols Restaurant Group, Inc. (Nasdaq: TAST), the parent company of Carrols Corporation, today announced financial results for the fourth quarter and full year ended December 28, 2008.

Highlights for the fourth quarter of 2008 versus the fourth quarter of 2007 include:

•	Total revenues increased 1.8% to $200.8 million from $197.2 million, including a 3.2% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales decreased 3.6% at Pollo Tropical®, increased 0.5% at Taco Cabana®, and increased 1.2% at Burger King®;

•	Income from operations was $9.5 million, (including $5.4 million in impairment charges), compared to $13.4 million, (including $0.3 million in impairment charges);

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Net income was $4.4 million, or $0.20 per diluted share, (including non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share), compared to net income of $3.5 million, or $0.16 per diluted share.

Highlights for the full year 2008 versus the full year 2007 include:

•	Total revenues increased 3.4% to $816.3 million from $789.4 million, including a 4.2% increase for the Company’s Hispanic Brands;

•	Comparable restaurant sales decreased 1.0% at Pollo Tropical, were flat at Taco Cabana, and increased 3.5% at Burger King;

•	Income from operations was $44.0 million, (including $5.5 million in impairment charges), compared to $55.4 million, (including $2.2 million in impairment losses);

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Net income was $12.8 million, or $0.59 per diluted share, (including non-recurring gains and impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share), compared to $15.1 million, or $0.70 per diluted share (including non-recurring losses which reduced earnings by approximately $0.09 per diluted share).

As of December 28, 2008, the Company owned and operated a total of 560 restaurants, including 315 Burger King, 91 Pollo Tropical and 154 Taco Cabana restaurants.

Alan Vituli, Chairman and Chief Executive Officer of Carrols Restaurant Group, Inc. commented, “We are encouraged by our fourth quarter performance in the face of an unprecedented industry environment. Although comparable sales results remained soft at our Hispanic Brands, Burger King continued to provide stability to our business model, and demonstrated the inherent benefit of owning and operating multiple restaurant brands. In addition, our heightened focus on cost reduction enabled us to improve overall profitability in the fourth quarter and these actions should provide continuing benefits in 2009.”

“With persistent weakness in consumer spending, and the state of the economy in general, we are keenly focused on effectively managing through these challenging circumstances. Given the current economic conditions, we believe each of our brands offers outstanding and competitive value to the highly price sensitive consumer. We will also continue to make adjustments to our menu offerings and our advertising message aimed at growing market share even during a period of contraction in consumer spending.”

Mr. Vituli concluded, “Our priorities for 2009 are aggressive and straightforward. In addition to our focus on improving sales and profitability, we intend to further improve our financial strength by maximizing free cash flow, reducing debt and lowering our financial leverage to levels that are appropriate in these times of economic uncertainty. To this end, we have taken actions to reduce corporate overhead, contain operating-level costs, scale-back near-term new unit development and to limit capital expenditures. We believe these measures will provide investors with further confidence in our ability to navigate through these difficult times and enhance our financial health.”

Fourth Quarter 2008 Results

Total revenues for the fourth quarter of 2008 increased 1.8% to $200.8 million from $197.2 million in the fourth quarter of 2007. During the fourth quarter of 2008, the Company opened two Pollo Tropical restaurants in the Northeast, three Taco Cabana restaurants in Texas and two Burger King restaurants, one of which was a relocation of an existing unit. The Company also closed four Burger King restaurants, including one which was relocated in the fourth quarter of 2008, and one which will be relocated in the first quarter of 2009, and closed two Taco Cabana restaurants.

Revenues from the Company’s Hispanic Brands increased 3.2% to $103.8 million in the fourth quarter of 2008 from $100.6 million in the same period last year. Pollo Tropical revenues increased 0.7% to $42.0 million during the fourth quarter of 2008 compared to $41.7 million in the fourth quarter of 2007. This was due primarily to the opening of nine new Pollo Tropical restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Pollo Tropical decreased 3.6% in the fourth quarter of 2008.

Taco Cabana revenues increased 5.0% to $61.8 million during the fourth quarter of 2008 compared to $58.9 million in the fourth quarter of 2007. This was due primarily to the opening of 11 new Taco Cabana restaurants since the beginning of the same period in 2007. Comparable restaurant sales at Taco Cabana increased 0.5% in the fourth quarter of 2008.

Burger King revenues increased 0.4% to $97.0 million during the fourth quarter of 2008 compared to $96.7 million in the fourth quarter of 2007, despite the closing of 10 Burger King restaurants, excluding relocated restaurants, since the beginning of the same period in 2007. Comparable restaurant sales at Burger King increased 1.2% in the fourth quarter of 2008.

General and administrative expenses were $13.1 million in the fourth quarter of 2008, or 6.5% of total revenues, compared to $13.9 million, or 7.0% of total revenues, in the fourth quarter of 2007.

During the fourth quarter of 2008, the Company incurred charges of $2.2 million related to two Taco Cabana closings, including fixed asset impairment charges of $1.7 million, as well as accrued rent and other occupancy costs. The Company also incurred fixed asset impairment charges of $3.2 million substantially related to three Pollo Tropical restaurants in Florida, based on a review of those restaurants’ current and projected operating performance. The total charge for impairments and closed restaurants in the fourth quarter of 2008 was $5.4 million, or $0.15 per diluted share, after-tax.

The Company recorded a gain of $0.5 million, or $0.01 per diluted share after-tax, related to an insurance recovery for damages to a Taco Cabana restaurant in Galveston, Texas caused by Hurricane Ike.

Income from operations was $9.5 million in the fourth quarter of 2008 (including the aforementioned $5.4 million in impairment charges), or 4.7% of total revenues, compared to $13.4 million (including $0.3 million in impairment charges), or 6.8% of total revenues, in the fourth quarter of 2007.

The Company reduced its outstanding debt balances by $45.4 million during the fourth quarter of 2008 from $361.5 million at September 28, 2008 to $316.2 million at December 28, 2008. The Company completed sale/leasebacks for six restaurant properties during the fourth quarter of 2008, with net proceeds of $7.9 million used to reduce debt. The Company also repurchased $13 million principal amount of its 9% senior subordinated notes in open market transactions for an aggregate purchase price of $8.5 million, resulting in a gain of $4.2 million, or $0.12 per diluted share, after-tax.

In addition, during the fourth quarter of 2008, the Company amended or modified certain provisions in leases for 23 restaurant properties which were included on the Company’s balance sheet as lease financing obligations. The changes permitted such leases to qualify as operating leases and resulted in a $31.6 million reduction in the Company’s debt balances. The balance of the debt reduction resulted from the Company’s utilization of its cash flow from operations to repay borrowings under the Company’s senior credit facility.

Net income for the fourth quarter of 2008 was $4.4 million, or $0.20 per diluted share, compared to net income for the fourth quarter of 2007 of $3.5 million, or $0.16 per diluted share. The fourth quarter of 2008 included the aforementioned non-recurring gains from debt repurchases and an insurance recovery as well as impairment charges, which in the aggregate reduced earnings by approximately $0.02 per diluted share, after tax.

Full Year 2008 Results

For the twelve months ended December 28, 2008, total revenues increased 3.4% to $816.3 million from $789.4 million in the same period last year. Income from operations was $44.0 million for the full year 2008, or 5.4% of total revenues, compared to $55.4 million, or 7.0% of total revenues, for the full year 2007. Net income was $12.8 million, or $0.59 per diluted share, compared to $15.1 million, or $0.70 per diluted share. The full year 2008 included non-recurring gains and losses which in the aggregate reduced earnings by approximately $0.02 per diluted share. The full year 2007 included non-recurring losses of approximately $0.09 per diluted share, consisting of a write-down of one closed restaurant and a charge related to the refinancing of the Company’s senior credit facility.

Outlook

The Company is providing the following guidance for 2009 noting that 2009 is a 53-week fiscal period, whereas 2008 was a 52-week fiscal period:

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A total revenue increase of approximately 3% to 4%, including a comparable restaurant sales increase (on a 52-week basis) of 1% to 2% for its Burger King restaurants, flat to a decrease of 1% for its Taco Cabana restaurants, and a decrease of 3% to 4% for its Pollo Tropical restaurants;

•	New unit openings of two to three Pollo Tropical restaurants and three to four Taco Cabana restaurants along with the closing of two Taco Cabana restaurants and one Pollo Tropical restaurant;

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The opening of two to three new Burger King restaurants all of which are planned relocations of existing units along with the closing of three to four Burger King restaurants in addition to the relocated units;

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Total capital expenditures of $30 million to $35 million, which is somewhat higher than the initial range estimated for 2009. The increased expenditures are primarily the result of certain remodeling expenditures deferred from 2008, the planned relocation of certain Burger King restaurants and timing delays for two new restaurants originally planned to open in 2008;

•	An estimated annual effective tax rate of 37.5%; and,

•	Diluted earnings per share of between $0.75 and $0.80, of which the 53rd week of the fiscal year is estimated to positively impact earnings by approximately $0.07 per diluted share.

Conference Call Today

The Company will host a conference call to discuss the fourth quarter and full year 2008 financial results today at 5:00 PM Eastern Time.

The conference call can be accessed live over the phone by dialing 877-857-6161 or for international callers by dialing 719-325-4747. A replay will be available one hour after the call and can be accessed by dialing 888-203-1112 or for international callers by dialing 719-457-0820; the passcode is 4075015. The replay will be available until Monday, March 9, 2009. The call will be webcast live from the Company’s website at www.carrols.com, under the investor relations section.

About the Company

Carrols Restaurant Group, Inc., operating through its subsidiaries, including Carrols Corporation, is one of the largest restaurant companies in the United States. The Company operates three restaurant brands in the quick-casual and quick-service restaurant segments with 560 company-owned and operated restaurants in 17 states as of December 28, 2008, and 29 franchised restaurants in the United States, Puerto Rico and Ecuador. Carrols Restaurant Group owns and operates two Hispanic Brand restaurants, Pollo Tropical and Taco Cabana. It is also the largest Burger King franchisee, based on number of restaurants, and has operated Burger King restaurants since 1976.

Forward-Looking Statements

Except for the historical information contained in this news release, the matters addressed are forward-looking statements. Forward-looking statements, written, oral or otherwise made, represent the Company’s expectation or belief concerning future events. Without limiting the foregoing, these statements are often identified by the words “may,” “might,” “believes,” “thinks,” “anticipates,” “plans,” “expects” or similar expressions. In addition, expressions of our strategies, intentions or plans are also forward-looking statements. Such statements reflect management’s current views with respect to future events and are subject to risks and uncertainties, both known and unknown. You are cautioned not to place undue reliance on these forward-looking statements as there are important factors that could cause actual results to differ materially from those in forward-looking statements, many of which are beyond our control. Investors are referred to the full discussion of risks and uncertainties as included in the Company’s and Carrols Corporation’s filings with the Securities and Exchange Commission.

Carrols Restaurant Group, Inc.

Consolidated Statements of Operations

(in thousands except per share amounts)

	(unaudited) Three Months Ended December 31, (a)			Years Ended December 31, (a)
	2008	2007	2008	2007
Revenues:
Restaurant sales	$200,471	$196,901	$814,893	$788,065
Franchise royalty revenues and fees	357	347	1,434	1,344

Total revenues	200,828	197,248	816,327	789,409
Costs and expenses:
Cost of sales	59,686	57,681	244,816	225,945
Restaurant wages and related expenses (b)	57,125	57,706	236,215	231,735
Restaurant rent expense	11,921	11,435	46,686	44,122
Other restaurant operating expenses	29,952	28,764	123,278	115,792
Advertising expense	6,455	6,499	31,329	30,941
General and administrative expenses (b)	13,058	13,855	52,663	52,633
Depreciation and amortization	8,213	8,092	32,436	31,777
Impairment and other lease charges (c)	5,366	290	5,521	2,169
Other income (d)	(461)	(500)	(580)	(1,150)

Total costs and expenses	191,315	183,822	772,364	733,964

Income from operations	9,513	13,426	43,963	55,445
Interest expense	6,615	7,792	28,033	31,439
Loss (gain) on extinguishment of debt (e)	(4,188)	—	(4,368)	1,485

Income before income taxes	7,086	5,634	20,298	22,521
Provision for income taxes	2,717	2,119	7,546	7,468

Net income	$4,369	$3,515	$12,752	$15,053

Basic and diluted net income per share	$0.20	$0.16	$0.59	$0.70

Basic weighted average common shares outstanding	21,577	21,555	21,574	21,552
Diluted weighted average common shares outstanding	21,577	21,558	21,576	21,559

(a)	The Company uses a 52 or 53 week fiscal year that ends on the Sunday closest to December 31. For convenience, all references to the three months and years ended December 28, 2008 and December 30, 2007 are referred to as the three months and years ended December 31, 2008 and December 31, 2007, respectively.
(b)	Restaurant wages and related expenses include stock-based compensation expense of $62 and $107 for the three months ended December 31, 2008 and 2007, respectively, and $233 and $228 for the years ended December 31, 2008 and 2007, respectively. General and administrative expenses include stock-based compensation expense of $416 and $363 for the three months ended December 31, 2008 and 2007, respectively, and $1,706 and $1,310 for the years ended December 31, 2008 and 2007, respectively.
(c)	Impairment and other lease charges in 2008 included $3,176 primarily related to three underperforming Pollo Tropical restaurants and $2,175 for two Taco Cabana restaurants that were closed in the fourth quarter of 2008. The impairment loss in 2007 included $1,657 related to one Pollo Tropical restaurant that was closed.
(d)	Other income in 2008 included a $461 gain from an insurance recovery for a restaurant in Galveston, Texas damaged during Hurricane Ike and $119 related to the sale of a property from a closed Taco Cabana restaurant. Other income in 2007 included gains on the sale of three restaurants that were closed.

(e)	Gain on extinguishment of debt in 2008 is related to the Company’s open market purchase of its 9% senior subordinated notes in the principal amount of $13.0 million and $15.0 million for the three months and year ended December 31, 2008, respectively. The loss on extinguishment of debt in 2007 reflected the write-off of previously deferred financing costs in conjunction with the refinancing of the Company’s senior credit facility in 2007.
(f)	The consolidated financial results for Carrols Corporation, the sole operating subsidiary of Carrols Restaurant Group, Inc., differ from the above by a slight difference in rent expense. Consolidated net income for Carrols Corporation for the three months ended December 31, 2008 and 2007 was $4,370 and $3,516, respectively, and for the years ended December 31, 2008 and 2007 was $12,758 and $15,059, respectively.

Carrols Restaurant Group, Inc.

The following table sets forth certain unaudited supplemental financial and other restaurant data for the periods indicated (in thousands, except number of restaurants):

	(unaudited)		(unaudited)
	Three Months Ended December 31,		Years Ended December 31,
	2008	2007	2008	2007
Segment revenues:
Burger King	$97,000	$96,654	$391,549	$381,747
Pollo Tropical	41,999	41,709	175,124	168,555
Taco Cabana	61,829	58,885	249,654	239,107

Total revenues	$200,828	$197,248	$816,327	$789,409

Change in comparable restaurant sales: (a)
Burger King	1.2%	4.6%	3.5%	4.6%
Pollo Tropical	(3.6)%	2.0%	(1.0)%	1.4%
Taco Cabana	0.5%	0.9%	0.0%	0.2%
Segment EBITDA: (b)
Burger King	$8,591	$7,432	$31,123	$30,848
Pollo Tropical	5,263	6,662	23,222	28,524
Taco Cabana	9,255	7,684	28,934	30,407
Average sales per restaurant:
Burger King	$306	$299	$1,226	$1,175
Pollo Tropical	465	502	1,988	2,104
Taco Cabana	402	400	1,664	1,656
New restaurant openings:
Burger King	2	—	4	—
Pollo Tropical	2	2	7	9
Taco Cabana	3	1	10	8

Total new restaurant openings	7	3	21	17
Restaurant closings:
Burger King	(4)	(3)	(11)	(6)
Pollo Tropical	—	(1)	—	(1)
Taco Cabana	(2)	(1)	(3)	(4)

Net new restaurants	1	(2)	7	6

Number of company owned restaurants:
Burger King			315	322
Pollo Tropical			91	84
Taco Cabana			154	147

Total company owned restaurants			560	553

			At 12/31/08	At 12/31/07
Long-term debt (c)			$316,154	$353,972

(a)	The changes in comparable restaurant sales are calculated using only those company-owned and operated restaurants open since the beginning of the earliest period being compared and for the entirety of both periods being compared. Restaurants are included in comparable restaurant sales after they have been open for 12 months for Burger King restaurants and 18 months for Pollo Tropical and Taco Cabana restaurants.

(b)	Segment EBITDA is defined as earnings attributable to the applicable segment before interest, income taxes, depreciation and amortization, impairment losses, stock-based compensation expense, other income and expense and (gain) loss on extinguishment of debt. We use segment EBITDA because it is the measure of segment profit or loss reported to our chief operating decision maker for purposes of allocating resources to the segments and assessing each segment’s performance. This may not be necessarily comparable to other similarly titled captions of other companies due to differences in methods of calculation. Segment EBITDA for our Burger King restaurants includes general and administrative expenses related directly to our Burger King segment as well as the expenses associated with administrative support to all three of our segments including executive management, information systems and certain accounting, legal and other administrative functions.
(c)	Long-term debt (including current portion) at December 31, 2008 included $165,000 of the Company’s 9% senior subordinated notes, $135,000 of outstanding borrowings under its senior credit facility, $14,859 of lease financing obligations and $1,295 of capital leases. Long-term debt at December 31, 2007 included $180,000 of the Company’s 9% senior subordinated notes, $120,000 of outstanding borrowings under its senior credit facility, $52,689 of lease financing obligations and $1,283 of capital leases.